SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         Date of Report:  July 24, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated July 22, 1998:

           MEDIMMUNE REVENUES INCREASE OVER 400 PERCENT IN FIRST HALF

Gaithersburg, MD, July 22, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today reported that revenues in the first half of 1998 increased over five-fold to $83.9 million from $16.5 million in the first half of 1997. The net loss in first half 1998 decreased to $5.4 million, or $0.20 per share, from a net loss of $26.5 million, or $1.20 per share, in first half 1997. The reported net loss in 1998 included two one-time charges in second quarter 1998 with net effect totaling approximately $18 million related to buying down certain royalty obligations for Synagis (palivizumab; previously identified as MEDI-493) and reserving against certain inventories of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)).

"We are pleased with the continued growth of the business and look forward to the launch of Synagis following its recent approval for marketing by the FDA," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. Dr. Hockmeyer added that, "We believe the royalty buydown was a terrific opportunity to invest in the future potential of Synagis and should result in improved gross margins for the product. The RespiGam inventory reserve reflects the anticipated shift in customer demand from RespiGam to Synagis and the resulting obsolescence of this inventory."

For the second quarter ended June 30, 1998, total revenues increased to $24.6 million from $6.4 million in second quarter 1997. Product revenues for the second quarter of $8.2 million included CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) and RespiGam revenues of $7.6 million and $0.5 million, respectively, compared with CytoGam and RespiGam revenues of $5.3 million and $1.0 million, respectively, for the second quarter 1997. Other revenues in second quarter 1998 of $16.4 million consisted primarily of a $15.0 million payment from Abbott Laboratories (NYSE:ABT) related to approval of Synagis and research payments from SmithKline Beecham (NYSE:SBH) for MedImmune's HPV vaccine program.

For second quarter 1998, MedImmune reported a net loss of $18.6 million or $0.70 per share compared to a net loss of $12.2 million or $0.55 per share for the same period in 1997. Cost of sales in second quarter 1998 included a one-time $10.5 million charge to reserve for certain RespiGam inventories including raw materials purchased prior to Synagis approval. This reserve was partially offset by reimbursement from American Home Products Corp. (NYSE:AHP) related to its RespiGam co-promotion agreement with the Company. The decrease in selling, general and administrative expenses, from $4.6 million in second quarter 1997 to $3.2 million in second quarter 1998, primarily reflects that reimbursement.

Research and development expenses decreased to $7.3 million in second quarter 1998 from $10.6 million in second quarter 1997 primarily reflecting the completion in third quarter 1997 of a Phase 3 clinical trial evaluating Synagis. Other operating expenses increased to $19.1 million in second quarter 1998 from $0.3 million in second quarter 1997. The increase is attributed to: (1) a previously announced one-time $10.3 million buy-down of certain Synagis royalty obligations to improve future gross margins; (2) manufacturing start-up costs associated with the validation and licensure of MedImmune's new manufacturing facilities; and (3) charges for the start-up of additional production capacity for Synagis obtained from certain third parties. Cash and marketable securities at June 30, 1998 were $131.0 million compared to $133.7 million at March 31, 1998 reflecting slightly negative cash flow from operations.

Synagis is a humanized monoclonal antibody approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection at 15 mg/kg and is given once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in October and lasts through March or April.

RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with BPD or a history of premature birth (i.e., less than or equal to 35 weeks gestation). RespiGam was the first product demonstrated to be safe and effective in reducing the incidence and duration of RSV hospitalization and severity of RSV illness in these high-risk infants (please see full prescribing information at www.medimmune.com/products/resppi.htm).

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the attenuation of primary CMV disease in donor-positive / recipient-negative kidney transplant patients (please see full prescribing information at www.medimmune.com/products/cytopi1.htm).

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. RespiGam and CytoGam are manufactured by Massachusetts Biologic Laboratories. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. The FDA is currently reviewing a supplement to MedImmune's Biologic License Application to allow production of Synagis at Boehringer Ingelheim's (BI's) manufacturing facility. Supply from BI is expected to be required to meet market demand. No assurance can be given that BI will be approved by the FDA to supply Synagis in time for the RSV season or at all. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.

                                  Table Follows


MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Statements of Operations (Unaudited)
---------------------------------------------------------------------------

                                   Three Months Ended     Six Months Ended June
                                        June 30,                   30,
                                 ----------------------   ---------------------
                                    1998        1997*        1998       1997*
                                 ----------   ----------  ----------  ---------
Revenues:
 Product sales                     $  8,150     $  6,225    $ 51,043   $ 16,356
 Other                               16,441          186      32,886        193
                                 ----------   ----------  ----------  ---------
                                     24,591        6,411      83,929     16,549
                                 ----------   ----------  ----------  ---------

Costs and expenses:
 Cost of sales                       14,483        3,430      36,758      8,645
 Research and development             7,327       10,573      12,995     23,941
 Selling, administrative and          3,218        4,621      16,144     10,768
 general
 Other operating expenses            19,136          335      24,938        624
                                 ----------   ----------  ----------  ---------
                                     44,164       18,959      90,835     43,978
                                  ----------   ----------  ----------  ---------
Interest income, net                  1,005          339       1,543        898
                                 ----------   ----------  ----------  ---------

Net loss                           $(18,568)    $(12,209)   $ (5,363)  $(26,531)
                                 ==========   ==========  ==========  ==========

Net loss per share, basic and      $  (0.70)    $  (0.55)   $  (0.20)  $  (1.20)
diluted
                                 ==========   ==========  ==========  ==========
Shares used in computing loss
per share, basic and diluted         26,527       22,319      26,234     22,097
                                 ==========   ==========  ==========  ==========

*Certain amounts have been reclassified to conform with the current presentation.

























Condensed Balance Sheets
--------------------------------------------------------------------------------
                                              June 30,  December 31,
                                                  1998          1997
                                          ------------  ------------
                                             unaudited

Assets:
  Cash and marketable securities            $  130,967    $   50,326
  Trade and contract receivables, net            1,973        18,300
  Inventory, net                                28,937        31,303
  Property and equipment, net                   67,319        65,254
  Other assets                                   5,402         5,153
                                          ------------  ------------
                                            $  234,598    $  170,336
                                          ============  ============

Liabilities and shareholders' equity:
  Accounts payable                          $    2,267    $    4,535
  Accrued expenses                              26,939        27,682
  Long term debt                                87,235        87,649
  Other liabilities                              8,367         9,934
  Shareholders' equity                         109,790        40,536
                                          ------------  ------------
                                            $  234,598    $  170,336
                                          ============  ============

Common shares outstanding                       26,571        24,445
                                          ============  ============














(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            July 24, 1998